UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Meet Group, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation or organization)

86-0879433

(I.R.S. Employer Identification No.)

100 Union Square Drive

New Hope, Pennsylvania 18938

 (215) 862-1162

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated 2012 Omnibus Incentive Plan

Amended and Restated 2016 Inducement Omnibus Incentive Plan

(Full title of the plan)

Frederic Beckley

General Counsel and Executive Vice President, Business Affairs

The Meet Group, Inc.

100 Union Square Drive

New Hope, Pennsylvania 18938

(215) 862-1162

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.001 par value per share	4,550,000	$5.91	$26,890,500	$3,116.61

(1)

Represents an aggregate 4,550,000 shares of common stock, par value $0.001 per share (the “common stock”), of The Meet Group, Inc. (the “Registrant”), comprised of (a) 1,800,000 additional shares of common stock that may be issued pursuant to the Registrant’s Amended and Restated 2012 Omnibus Incentive Plan (the “A&R 2012 Plan”) and (b) 2,750,000 shares of common stock that may be issued pursuant to the Registrant’s Amended and Restated 2016 Inducement Omnibus Incentive Plan (the “2016 Inducement Plan”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the Plans referenced above by reason of certain corporate transactions or events, including any common stock dividend, common stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding common stock.

(3)

Established solely for purposes of determining the registration fee pursuant to provisions of Rules 457(c) and 457(h) under the Securities Act by averaging the high and low sale prices of the Registrant’s common stock as reported by NASDAQ on May 4, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by The Meet Group, Inc. (the “Registrant,” “we” or “us”), to register (a) an additional 1,800,000 shares of the Registrant’s common stock issuable under the A&R 2012 Plan, and (b) 2,750,000 shares of common stock issuable under the 2016 Inducement Plan. In accordance with General Instruction E to Form S-8, the contents of Registrant’s Registration Statement on Form S-8 (File No. 333-182195) previously filed with the Securities and Exchange Commission (the “SEC”) on June 18, 2012 are incorporated by reference and made a part hereof, except to the extent otherwise updated or modified by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and other information) will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this registration statement:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 9, 2017;

(2) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the SEC on May 9, 2017;

(3) The Registrant’s Current Reports on Form 8-K filed with the SEC on January 20, 2017, February 10, 2017, March 1, 2017, March 6, 2017 (excluding Item 7.01), March 9, 2017, March 10, 2017 and April 3, 2017 (excluding Item 7.01); and

(5) The description of the Registrant’s common stock set forth in the Registrant’s Form 8-A filed with the SEC on April 3, 2014, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicate that all of the shares of common stock offered have been sold or that deregister all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. Our Amended and Restated Certificate of Incorporation (“Charter”) includes such a provision. As a result of this provision, we and our shareholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Section 145 of the DGCL generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable such indemnification shall apply only if approved by the court in which the action was brought.  Any other indemnification shall be made by a majority vote of the Board of Directors (the “Board”) (excluding any directors who were party to such action), or by a committee of directors designated by majority vote of the Board or by independent legal counsel in a written opinion, or by a majority vote of shareholders (excluding any shareholders who were parties to such action).

Our Charter provides that we shall indemnify our executive officers and directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in the DGCL.  Additionally, we will advance expenses to those parties mentioned in the previous sentence to the fullest extent allowed under the DGCL.  Our Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law.

We have entered into Indemnification Agreements with our executive officers and directors providing for indemnification and containing an advancement of expenses provision.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, The Meet Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Hope, Pennsylvania, on May 9, 2017.

THE MEET GROUP, INC.

By:	/s/ Geoffrey Cook
Geoffrey Cook
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Geoffrey Cook and Frederic Beckley, with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ GEOFFREY COOK	Director and Chief Executive Officer (principal	May 9, 2017
Geoffrey Cook	executive officer)

/s/ DAVID CLARK	Chief Financial Officer (principal financial	May 9, 2017
David Clark	officer and principal accounting officer)

/s/ SPENCER RHODES	Director, Chairman of the Board	May 9, 2017
Spencer Rhodes

/s/ JEAN CLIFTON	Director	May 9, 2017
Jean Clifton

/s/ ERNESTO CRUZ	Director	May 9, 2017
Ernesto Cruz

/s/ CHRISTOPHER FRALIC	Director	May 9, 2017
Christopher Fralic

/s/ JASON WHITT	Director	May 9, 2017
Jason Whitt

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of RSM US LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (included on signature pages hereto).

99.1

Amended and Restated 2012 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2017).

99.2	Amended and Restated 2016 Inducement Omnibus Incentive Plan.